Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Form S-8, of our report dated March 25, 2009, on the consolidated financial statements of Hallador Petroleum Company which appears in their Form 10-K for the year ended December 31, 2008.

/s/ Ehrhardt Keefe Steiner & Hottman PC

Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado
December 1, 2009